Exhibit 5.01

Wilson Sonsini Goodrich & Rosati

650 Page Mill Road

Palo Alto, California 94304

March 29, 2006

Google Inc.

1600 Amphitheatre Parkway

Mountain View, CA 94043

Re:	Registration Statement on Form S-3

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-3 filed by you with the Securities and Exchange Commission on March 29, 2006 (the “Registration Statement”), in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of up to 5,300,000 shares of your Class A common stock (the “Shares”). The Shares are being registered for offering and sale from time to time pursuant to Rule 415 of the General Rules and Regulations promulgated under the Securities Act. We understand that the Shares are to be sold to the underwriter for resale to the public as described in the Prospectus Supplement to the Prospectus filed as part of the Registration Statement. As your legal counsel, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the sale and issuance of the Shares.

It is our opinion that the Shares, when issued and sold in the manner described in the Prospectus Supplement to the Prospectus filed as part of the Registration Statement, will be validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement, and we consent to the reference of our name under the caption “Legal Matters” in the Prospectus filed as part of the Registration Statement.

Very truly yours,

/s/    WILSON SONSINI GOODRICH & ROSATI

Professional Corporation